EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated November 13, 2023 (the “Closing Date”), is entered into between JCS Computer Resource Corporation., an Illinois corporation (“Seller”), and SWK Technologies, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in, among other activities, the business of being a value added reseller of Sage 100, Sage 50, and Quickbooks software, together with ancillary consulting services related thereto (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase from Seller, certain specified assets (excluding certain Excluded Assets (as defined below)) related to the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01 Defined Terms. The following terms have the meanings specified or referred to below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Assignment and Assumption of Contracts Agreement” means the Assignment and Assumption of Contracts Agreement in the form of Exhibit C hereto

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(f)

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY are authorized or required by Law to be closed for business.

“Business Contractors” means persons who are independent contractors or consultants who work for the Business as of the Closing Date.

“Buyer” has the meaning set forth in the preamble.

“Buyer Note” has the meaning set forth in Section 2.05(b).

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01 and the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, insertion orders, purchase orders, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether or not written.

“CRM” means Customer Relationship Management.

“Customers” means the customers of the Business as defined in Section 2.01(a) below.

“Direct Claim” has the meaning set forth in Section 7.04(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, order, judgment, decree, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Existing Contracts” has the meaning set forth in Section 2.07.

“Existing Customers” means those Customers who are active Customers of the Business as of the Closing Date.

“Fraud” with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article IV or Article V, made by such party, (a) with respect to a Seller, to Seller’s Knowledge or (b) with respect to Purchaser, to Purchaser’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“JCS Consulting Agreement” means the one-year Consulting Agreement between Buyer and Seller in the form of Exhibit B hereto.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual or constructive knowledge, after reasonable inquiry, of Jennifer O’Brien and Michael O’Brien..

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any and all losses, Liabilities, claims, settlement payments, awards, Actions, judgments, deficiencies, fines, interest, penalties, damages, costs, expenses (including costs of investigation and defense and reasonable attorneys’ and other professional advisors’ fees), including the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules; (vii) any natural or man-made disaster or acts of God; or (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies, or any governmental orders, closures or quarantines related thereto (including actions related to COVID-19 or any variant thereof).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Period Liabilities” has the meaning set forth in Section 2.03.

“Post-Closing Tax Period” means any tax period which begins after the Closing Date.

“Pre-Closing Period Liabilities” has the meaning set forth in Section 2.04.

“Pre-Closing Tax Period” means any tax period which ends on or before the Closing Date.

“Prospect List” has the meaning set for in Section 4.05 (b).

“Publisher” means Sage Software, Inc. and Intuit Inc.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Replacement Contract” has the meaning set forth in Section 2.07.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person..

“Securities Laws” means all Laws under or relating to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Specified Representations” means (a) with respect to Seller, the representations and warranties given or made by Seller in Section 4.01 “Organization and Qualification of Seller,” Section 4.02 “Authority of Seller,” Section 4.03 “No Conflicts; Consents,” Section 4.06 “Title to Purchased Assets,”, Section 4.07 “Legal Proceedings” Section 4.10 “Taxes” and Section 4.12 “Brokers,” and (b) with respect to Buyer, the representations and warranties given or made by Buyer in Section 5.01 “Organization of Buyer,” Section 5.02 “Authority of Buyer” and Section 5.03 “Brokers.”

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 7.04(a)(i).

“Transaction Documents” means this Agreement, the Bill of Sale, the JCS Consulting Agreement, the Assignment and Assumption of Contracts Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

ARTICLE II
Transactions

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in, to and under each of the following assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”):

(a) all information relating to past, present and prospective customers of the Business (“Customers”), including Customer lists, purchasing histories, maintenance records, Customer complaints and inquiry files, lists of applications installed, list of licenses, and maintenance renewal amounts and dates, all of which shall be provided by means of a CRM database, the Publishers’ portal and any other relevant means of providing such information;

(b) all “Reseller of Record” designations and records for the Publisher including those in the Publisher’s portal, and including all of the foregoing in respect of leads, prospects and opportunities identified on the lead grid in the Publishers’ portal or in Seller’s CRM database;

(c) all rights under Contracts with Existing Customers, all other commitments made by Existing Customers (including signed proposals), and all rights under Contracts relating to the licensing, servicing and support of the Publishers’ products and services, in each case to the extent relating to the Business, all of which are set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Customer Contracts”);

(d) all rights under Contracts with vendors and suppliers of the Business that are set forth on Section 2.01(d) of the Disclosure Schedules (the “Assigned Vendor Contracts”);

(e) all rights under Seller Contracts not covered by (c) and (d) above that are set forth on Section 2.01(e) of the Disclosure Schedules (the “Other Contracts”);

(f) all revenues associated with the renewal of annual maintenance or subscription Contracts with Customers with expiration dates on or after the Closing Date that are renewed on or after the Closing Date;

(g) all information relating to present and prospective prospects of the Business (“Prospects”), including Prospect lists and contact information;

(h) all furniture, equipment, servers, workstations, laptops, peripherals, fixtures and other fixed assets that are set forth on Section 2.01(h) of the Disclosure Schedules (the “Fixed Assets”);

(i) (RESERVED));

(j) cash in an amount equal to the amount of cash needed to cover all Seller Customer deposits and pre-paid blocks of time as set forth on Section 2.01(j) of the Disclosure Schedules (the “Transferable Cash”);

(k) all domain names, tradenames, trademarks, websites, domains, URLs, and similar assets set forth in Section 2.01(k) of the Disclosure Schedules.

(l) all books and records related to the Business (“Books and Records”);

(m) all of Seller’s rights under warranties, indemnities and all similar rights against third parties and all agreements with third parties not to compete with the Business or solicit any of the employees, clients, Customers or suppliers of the Business, including the right to enforce Contracts with Business Contractors who have agreed not to compete with the Business or solicit any of the employees, clients, Customers or suppliers of the Business (and Seller shall enforce such rights as and when requested by Buyer at Buyer’s sole cost and expense);

(n) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets, whether arising by way of counterclaim or otherwise; and

(o) all other assets of Seller not covered by (a)-(n) above other than Excluded Assets.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, other than the Purchased Assets described in Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets, properties or rights of Seller, and all such other assets, properties and rights, (collectively, the “Excluded Assets”), are excluded from the Purchased Assets and will be retained by Seller and remain the property of Seller following the Closing. For the sake of clarity, the Excluded Assets shall include the following:

(a) Cash (other than the cash required by Section 2.01(j) above), checks, money orders, marketable securities, short-term instruments and other cash equivalents;

(b) any accounts receivable of Seller (including with respect to the Assigned Customer Contracts to the extent such receivable is earned prior to the Closing);

(c) any records that Seller is required by Law to retain in its possession (provided that copies of any such records will, to the extent permitted by Law, be provided to Buyer at or prior to the Closing);

(d) to the extent related solely to a Pre-Closing Period Liability, any rights of Seller against third parties related to or arising out of ownership of the Purchased Assets or operation of the Business prior to the Closing;

(e) all bank accounts of Seller;

(f) any tax refunds, credits or benefits or income tax attributes of Seller pertaining to or arising out of periods prior to the Closing;

(g) any overpayments made with regard to any workman’s compensation policies maintained by Seller pertaining to or arising out of periods prior to the Closing; and

(h) all prepayments made with regard to insurance policies.

Section 2.03 Buyer’s Obligation as to Post-Closing Period Liabilities. Concurrent with the execution of this Agreement, Buyer will assume and agrees to pay, perform and discharge when due any and all Liabilities and obligations of the Business or the Purchased Assets relating to periods on or after the Closing, including all Liabilities and obligations arising under or relating to the Assigned Customer Contracts, Assigned Vendor Contracts and Other Contracts (the “Post-Closing Period Liabilities”). No Liabilities and obligations of the Business or the Purchased Assets, whether known, unknown , or contingent, relating to periods on or before the Closing are being assumed by Purchaser hereunder other than (i) Customer deposits and prepaid blocks of time, and (ii) equipment leases for equipment currently in production.

Section 2.04 Seller’s Obligation as to Pre-Closing Period Liabilities. Seller agrees to pay, perform and discharge when due any and all Liabilities and obligations of the Business or the Purchased Assets, whether known , unknown or contingent, relating to periods prior to the Closing other than (i) Customer deposits and prepaid blocks of time, and (ii) equipment leases for equipment currently in production(the “Pre-Closing Period Liabilities”)

Section 2.05 Purchase Price. Subject to the possibility of downward adjustment in the manner provided below ,the aggregate purchase price in consideration for the sale and assignment of the Purchased Assets shall be one million three hundred twenty-five thousand dollars ($1,325,000) (the “Purchase Price”), payable by Buyer as follows:

(a) $300,000 in cash at Closing.

(b) Promissory Note of Buyer issuable at Closing, dated as of the Closing Date, in the principal amount of $1,025,000 and in the form attached hereto as Exhibit D (the “Buyer Note”). The Buyer Note shall have a term of three (3) years and shall bear interest at the rate of 4.25% per annum.

(i) Downward Adjustment of Buyer Note Principal. Subject to subsections (ii) and (iii) below, the principal amount of the Buyer Note will be subject to a downward adjustment in the event Buyer loses any subscription renewal or recurring monthly revenue during the one-year period immediately following the Closing Date from any Existing Customers. Any such downward adjustment will be determined by calculating the percentage of loss of subscription or maintenance renewals, plus loss of monthly recurring revenue for application hosting, managed services, or other recurring revenue during the one-year period immediately following the Closing Date from Existing Customers as set forth below.

(ii) Calculation of Downward Adjustment. In the event that subscription renewal and recurring monthly revenue received by Buyer from Existing Customers during the one-year period immediately following the Closing Date is less than 95% of the subscription renewal and recurring monthly revenue received by Seller from Existing Customers during the one-year period immediately preceding the Closing Date (as reflected in Section 2.05(b)(ii) of the Disclosure Schedules), the principal amount of the Buyer Note will be reduced. As an example, if the annual subscription renewals and recurring monthly revenue of Existing Customers received by Seller during the one-year period preceding the Closing Date was $1,000,000 and the annual subscription renewals and recurring monthly revenue of Existing Customers received by Buyer during the one-year period following the Closing Date was $900,000, this will represent a 10% loss of the subscription renewal and recurring monthly revenue conveyed to Buyer. The reciprocal of this percentage loss, which would be 90%, would then be multiplied by the outstanding principal amount of the Buyer Note of $1,025,000, and the new outstanding principal amount of the Buyer Note would be $922,500 which is the amount which will be due and owing and paid in accordance with the terms of the Buyer Note. The measuring period for any downward adjustment shall be as of the one-year anniversary of the Closing Date. Notwithstanding the foregoing, under no circumstances shall the principal amount of the Buyer Note be reduced by reason of such downward adjustment by more than $200,000 (i.e., to a principal amount below $825,000).

(iii) Exception to Downward Adjustment Obligation. Notwithstanding the foregoing, the Buyer Note will not be subject to downward adjustment to the extent a loss of subscription renewal or recurring monthly revenue is due to the action or inaction of Buyer with no fault or responsibility of any kind being attributable to Seller. In this regard, Buyer agrees that it will notify Seller as soon as prudently possible, by email, and in any event no later than 24 hours from the moment it receives written or oral notice from an Existing Customer of the Existing Customer’s desire to take an action that would result in a loss of subscription renewal or recurring monthly revenue (hereafter the “Terminating Customer), for purposes of allowing Seller’s principal, Jennifer O’Brien, to speak directly with the Terminating Customer and use her skill and expertise in an attempt to cause the Terminating Customer to reconsider its decision to take such action.

(iv) Amortization of Buyer Note. The Buyer Note will be amortized as follows: The first payment of principal and interest due under the Buyer Note, which shall be an annual payment, shall be due and payable on November 13, 2024, after the revised principal amount of the Buyer Note is determined in accordance with Section 2.05(ii)(b) above, and thereafter, payments shall be made quarterly in eight (8) equal installments of principal plus the interest due at the time of payment.

Section 2.06 Allocation of Payments. Buyer and Seller agree to execute and deliver at the Closing duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with the asset classes as defined in the instructions for Form 8594 and otherwise acceptable to Buyer, and to file all other required returns and reports, as applicable

Section 2.07 Existing Contracts. Section 2.07 of the Disclosure Schedules contains a list as of the date hereof of (a) all services engagements and work-in-progress for which Seller has received a deposit or prepayment in respect thereof and for which services are currently being performed for Customers (inclusive of projects in progress) and all other existing Contracts with any Customer for ongoing projects, maintenance or support (collectively, the “Existing Contracts”), (b) the amount of any deposit or prepayment received in respect thereof, and (c) a description of the services to be performed or support provided under each such Existing Contract. Except as otherwise set forth in Section 2.07 of the Disclosure Schedule, the Existing Contracts shall be terminated at or prior to Closing and new contracts (the “Replacement Contracts”), shall be entered into between Buyer and each Customer, as of the Closing. The Existing Contracts set forth in Section 2.07 of the Disclosure Schedule shall be assumed by Seller pursuant to the Assignment and Assumption of Contracts Agreement. At the request of Buyer, Seller shall provide Buyer with reasonable assistance in connection with obtaining the Replacement Contracts. Seller will transfer any prepayments or deposits provided by the applicable Customer to Seller for the projects, services or support to the extent not fully earned by Seller as of the Closing Date.

Section 2.08 Post-Closing Expenses and Receivables. In the event that Buyer receives on or after the Closing Date an invoice with respect to any Pre-Closing Period Liabilities, (a) if such invoice relates entirely to a Pre-Closing Liability, then Buyer shall promptly deliver such invoice to Seller and Seller shall settle the undisputed portion of such invoice in a timely manner and in any event prior to the date on which such invoice is due and payable, and (b) if such invoice relates in part to a Pre-Closing Period Liability and in part to a Post-Closing Period Liability, then Buyer shall (i) settle such invoice in a timely manner and (ii) notify Seller of the amount thereof that relates to a Pre-Closing Period Liability, and Seller shall remit funds to Buyer in respect of that undisputed portion of such invoice that relates to a Pre-Closing Period Liability within five (5) Business Days after receipt of notice thereof. If Seller or any of its Affiliates receives or collects on or after the Closing Date any funds relating to any Purchased Assets or to any services or products that will be provided on or after the Closing Date, unless such revenues are Excluded Assets, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after receipt thereof. If Buyer or any of its Affiliates receives or collects on or after the Closing Date any funds relating to any Excluded Assets, Buyer or its Affiliates shall remit such funds to Seller within five (5) Business Days after receipt thereof. Buyer will use commercially reasonable efforts to segregate (by book entry or otherwise) cash receipts from Customers in order to track accounts receivable that are Excluded Assets to be paid over to Seller.

Section 2.09 Third-Party Consents. To the extent that any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents, signatures and other closing deliverables as of the date hereof. The date on which the Closing is to occur is herein referred to as the “Closing Date”. For purposes of determining whether an act or event occurred on or prior to the Closing Date, the Closing shall be deemed to have occurred at 12:01 a.m. (prevailing Eastern time) on and as of the Closing Date.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the items in Section 3.02, the following:

(i) a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii) all approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (ii) that attached thereto are true and complete copies of the certificate of incorporation and bylaws of Seller; and (iii) the names and signatures of the officers of Seller authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder;

(iv) the JCS Consulting Agreement in the form of Exhibit B hereto duly executed by Seller;

(v) the Prospect List;

(vi) a letter of instruction to the Publisher, whereby all of Seller’s Existing Customers are transferred to Buyer and Buyer is designated as “Reseller of Record” with respect thereto, which letter of instruction shall be in form and substance acceptable to Buyer and which shall be countersigned by the Publisher if applicable;

(vii) a current account statement from the Publisher stating that Seller is paid in full (other than for payments not yet due and payable) no later than December 13, 2023 in accordance with standard practice; and

(viii) the Assignment and Assumption of Contracts Agreement in the form of Exhibit C hereto duly executed by Seller.

(b) At the Closing, Buyer shall deliver to Seller, against delivery of the items in Section 3.02, the following:

(i) the cash portion of the Purchase Price;

(ii) the Buyer Note;

(iii) the Bill of Sale, duly executed by Buyer;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (ii) that attached thereto are true and complete copies of the certificate of incorporation and bylaws of Buyer; and (iii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder;

(v) the JCS Consulting Agreement in the form of Exhibit B hereto duly executed by Buyer; and

(vi) the Assignment and Assumption of Contracts Agreement in the form of Exhibit C hereto duly executed by Seller.

ARTICLE IV
Representations and warranties of seller

Except as expressly set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and, except as otherwise indicated, as of the Closing Date.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois_ and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer), this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar Laws affecting the enforcement of creditors’ rights generally or general principles of equity (whether considered in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar Laws affecting the enforcement of creditors’ rights generally or general principles of equity (whether considered in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Business or the Purchased Assets, except where such conflict or violation would not have a Material Adverse Effect on the Business or the Purchased Assets; (c) except as set forth on Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject, or (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets. No consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, other than any disclosure obligations promulgated under the Securities Laws or any listing agreement with or rules promulgated by a national securities exchange.

Section 4.04 Absence of Certain Changes and Events. Since January 1, 2023, there has not been a Material Adverse Effect, and no event has occurred or circumstance exists that may reasonably be expected to result in a Material Adverse Effect. Since January 1, 2023, Seller has conducted the Business in the ordinary course of business, consistent with past practice.

Section 4.05 Customers and Vendors; Existing Contracts.

(a) The Customers set forth on Section 4.05(a) of the Disclosure Schedules represent all Existing Customers of the Business (whether for products and services or otherwise). Seller has not received notice of, and to the Knowledge of Seller, no Existing Customers have indicated that they intend to stop, or materially decrease the amount or rate of, buying products or services from Seller. Seller has no outstanding dispute with any Existing Customer.

(b) Section 4.05(b) of the Disclosure Schedules sets forth Seller’s Prospect List (the “Prospect List”).

(c) The Existing Contracts listed on Section 2.07 of the Disclosure Schedules reflect all Contracts with Existing Customers in relation to the Business for ongoing projects, maintenance, subscription, or support or pursuant to which Seller is required to provide any service. All of such Existing Contracts (i) are terminable at will upon thirty day notice, and (ii) require consent from the applicable Customer to be assigned pursuant to an Assignment and Assumption of Contracts Agreement in the form of Exhibit C hereto. It is intended that only those Existing Contracts listed in Section 2.07 of the Disclosure Schedule be assigned to and assumed by Buyer, with the balance of the Existing Contracts being terminated and replaced with the Replacement Contracts.

(d) There are no existing Contracts, options, commitments or rights with, to or in any Person to acquire any of the assets or properties used in the Business or rights or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice for the sale of the products and services of the Business.

Section 4.06 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, to the extent applicable, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances.

Section 4.07 Legal Proceedings. There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business or the Purchased Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.08 Compliance With Laws; Permits. To Seller’s Knowledge, Seller has complied and is currently in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, and Seller is and has been in compliance therewith, except to the extent that any non-compliance would not result in a Material Adverse Effect. All fees and charges with respect to such Permits as of the Closing Date have been paid in full.

Section 4.09 Employment Matters.

(a) Business Contractors and Employees. Section 4.09(a) of the Disclosure Schedules contains a list of all Business Contractors and employees of Seller and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) contract date; (iv) compensation rate; and (v) commission, bonus or other incentive-based compensation. Seller is not a party to or bound by any collective bargaining or other agreement with a labor organization representing any of the Business Contractors or employees of Seller.

(b) No Complaints or Notices. To the Knowledge of Seller, there are no pending or threatened notices or complaints from or on behalf of any of the Business Contractors or employees of Seller as to any conduct or situation which, if established, could reasonably be expected to constitute a violation of federal, state or local law by Seller.

Section 4.10 Taxes. There is no dispute or claim concerning any Taxes of Seller with respect to the Business or the Purchased Assets. Seller has timely and properly withheld, in all material respects, (a) amounts required to be withheld from payments to the Business Contractors, and (b) sales, use, and value added Taxes in respect of the Purchased Assets and the Business, and to the extent required, Seller has remitted all such withheld Taxes to the proper Governmental Authority. Seller has no liability for Taxes of any person (other than Seller) as a transferee or successor by Contract or otherwise.

Section 4.11 Financial Information. Seller has provided Buyer with a copy of the unaudited balance sheets and income statements of Seller as of and for the twelve-month period ended December 31, 2022 as set forth on Section 4.11 of the Disclosure Schedule. The balance sheets present fairly in all material respects the financial condition of Seller as of the dates indicated thereon, and the income statements present fairly in all material respects the results of operations of Seller for the periods covered thereby.

Section 4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.13 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.14 No Further Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE PARTIES AGREE THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SELLER, THE BUSINESS OR THE PURCHASED ASSETS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV. NOTWITHSTANDING ANYTHING TO THE CONTRARY, BUYER HEREBY ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED, AND IT WILL NOT RELY, UPON (I) ANY REPRESENTATION OR WARRANTY EXCEPT AS EXPRESSLY CONTAINED IN THIS ARTICLE IV, OR (II) ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE BUSINESS

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof and, except as otherwise indicated, as of the Closing Date.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it.

Section 5.02 Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar Laws affecting the enforcement of creditors’ rights generally or general principles of equity (whether considered in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar Laws affecting the enforcement of creditors’ rights generally or general principles of equity (whether considered in a proceeding at law or in equity).

Section 5.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.05 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
Covenants

Section 6.01 Business Contractors and Employees.

(a) Buyer shall consider certain Business Contractors and employees of Seller for employment and, at Buyer’s sole discretion, may offer employment, on an “at will” basis, to any of such Business Contractors or employees of Seller. Jennifer O’Brien will be engaged through the JCS Consulting Agreement.

(b) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date. Buyer shall be liable for the wages and other compensation owing from and after Closing to the Business Contractors and employees of Seller that are hired as contractors or employees of Buyer from and after the Closing.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) This Section 6.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.01. The parties hereto acknowledge and agree that the terms set forth in this Section 6.01 shall not create any right in any Business Contractor, employee or any other Person to any continued employment with or engagement by Seller or Buyer or compensation or benefits of any nature or kind whatsoever.

Section 6.02 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence, and Seller shall not, and shall cause its Affiliates not to, and shall use its commercially reasonable efforts to cause its or their respective Representatives not to, use, any and all non-public, confidential and/or proprietary information, whether written or oral, concerning the Business (including any of the information described in Section 2.01(a) or Section 2.01(b)). If Seller or any of its Affiliates or its or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 Non-solicitation.

(a) For a period of three (3) years commencing on the Closing Date , neither Seller nor any of its Affiliates may directly or indirectly hire or solicit any employee of Buyer directly or indirectly engaged in the Business, or encourage any such employee to leave such employment or hire any such employee who has left such employment within six (6) months of such termination date, except pursuant to a general solicitation which is not directed specifically to any such employees.

(b) For a period of three (3) years commencing on the Closing Date , neither Seller nor any of its Affiliates may cause, induce or encourage any client, customer, supplier or licensor of the Business (including any existing or former client, customer, supplier or licensor of Seller and any Person that becomes a client, customer, supplier or licensor of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify any such relationship.

(c) Seller acknowledges that the restrictive covenants in this Section 6.03 are reasonable and are necessary to protect and preserve the value of the Purchased Assets and to prevent any unfair advantage being conferred on Seller.

(d) Seller acknowledges that a material breach or threatened material breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a material breach or a threatened material breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such material breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond), and Seller shall not unreasonably object to Buyer’s request for such equitable relief.

Section 6.04 Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing and upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make photocopies), during normal business hours, to such books and records.

Section 6.05 Public Announcements. Unless required by (i) applicable law, including the disclosure obligations promulgated under the Securities Laws, (ii) any listing agreement with or rules promulgated by a national securities exchange or (iii) generally accepted accounting principles (in each of which cases under (i), (ii), and (iii), Seller shall provide Buyer prior notice thereof and an opportunity to review such disclosure, but not approval rights thereof), neither Buyer nor Seller shall issue any public announcement or statement regarding this Agreement or the transactions contemplated hereby without the other party’s prior consent or without using the mutually agreed upon wording of the press release that has been approved by the parties prior to their execution and delivery of this Agreement.

Section 6.06 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.07 Tax Matters.

(a) Seller shall prepare and file any Tax Return in respect of the Purchased Assets and the Business for any period that includes a Pre-Closing Tax Period and shall have the sole right to control all proceedings with respect to such Tax Returns, and Seller shall be responsible for any Taxes relating to the Purchased Assets and the Business for any Pre-Closing Tax Period. Buyer shall prepare and file all Tax Returns in respect of the Purchased Assets and the Business for any Post-Closing Tax Period and shall have the sole right to control all proceedings with respect to such Tax Returns, and Buyer shall be responsible for any Taxes relating to the Purchased Assets and the Business for any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne by Seller. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.08 Maintenance of Corporate Existence. Seller shall, and Seller shall cause its owners to agree to, maintain the corporate existence of Seller for a period of at least three (3) years following the Closing Date. The foregoing shall not restrict Seller from engaging in a merger, sale or other business combination transaction so long as the entity resulting from or surviving such transaction does not terminate its existence within such three (3) year-period.

Section 6.09 Cooperation. Each party shall use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement. Each party shall use its commercially reasonable efforts to secure all consents and approvals required to carry out the transactions contemplated by this Agreement and to satisfy all other conditions to the obligations of the parties hereunder. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.11 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

ARTICLE VII
Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months after the Closing Date (other than as set forth in Section 7.08 and the Specified Representations, as to which the survival term is forty-eight (48) months). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend Buyer and its Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any other certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement ;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Pre-Closing Period Liability.

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement the other Transaction Documents or in any other certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Post-Closing Period Liability.

Section 7.04 Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a) Third-Party Claims.

(i) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that rights or defenses are forfeited by, or are unavailable to, the Indemnifying Party by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

The Indemnifying Party shall have the right to participate in the defense of a Third-Party Claim, (unless the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third- Party Claim) by giving written notice to the Indemnified Party, to assume the defense of any Third- Party Claim at the Indemnifying Party’s expense with counsel selected by the Indemnifying Party which is reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense.

(ii) In the event that the Indemnifying Party assumes the defense of any Third- Party Claim, subject to Section 7.04(b), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.

(iii) If the Indemnifying Party elects not to compromise or defend such Third- Party Claim or fails to reasonably promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third- Party Claim, the Indemnified Party may, subject to Section 7.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third- Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(iv) Notwithstanding the foregoing, (x) the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of (iii) immediately above,, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and (y) the Indemnified Party may take over the control of the defense or settlement of a Third-Party Claim at any time if it irrevocably waives its right to indemnity under this ARTICLE VII in all respects with respect to such claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party except as provided in this Section 7.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of the Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.04(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that rights or defenses are forfeited by, or are unavailable to, the Indemnifying Party by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim. If an Indemnifying Party delivers to the Indemnified Party a timely response notice, or if the Indemnifying Party is otherwise deemed to have rejected such claim, then the Indemnifying Party and the Indemnified Party shall meet as promptly as practicable to attempt to resolve the dispute. If the Indemnifying Party and the Indemnified Party are unable to resolve the dispute within twenty (20) days thereafter, then such parties may pursue all available legal remedies to enforce their rights under this ARTICLE VII.

Section 7.05 Payments; Setoff

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 4.25%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b) Notwithstanding the foregoing, if Buyer is the Indemnified Party and a Loss is agreed to by the Seller or finally adjudicated to be payable pursuant to this ARTICLE VII, Buyer may, at its sole option and upon written notice to Seller, offset any due and payable indemnification obligations of Seller pursuant to this ARTICLE VII against any amount owing to Seller under the Buyer Note.

Section 7.06 Limitations.

(a) For purposes of calculating the dollar amount of Losses to which an Indemnified Party is entitled under this ARTICLE VII in respect of the breach of any representation or warranty contained herein, the terms “material”, “materiality”, “Material Adverse Effect” and other similar qualifications contained in or otherwise applicable to such representation or warranty will be disregarded.

(b) No Buyer Indemnitee will be entitled to indemnification for any Buyer Losses pursuant to Section 7.02 unless the aggregate of all Buyer Losses exceeds on a cumulative basis an amount equal to $5,000, in which case the Buyer Indemnitees will be entitled to indemnification pursuant to Section 7.02 for all Buyer Losses, including the initial $5,000; provided, however, that the limitations set forth in this Section 7.06(b) will not apply to any claim arising out of or related to Fraud or willful misconduct.

(c) The maximum amount of indemnifiable Buyer Losses that may be recovered by the Buyer Indemnitees pursuant to Section 7.02 will be an aggregate amount equal to 30% of the Purchase Price, provided, however, that (i) Buyer Losses attributable to any breach of the Specified Representations will be limited to an amount equal to the full Purchase Price, and (ii) no such limitations set forth in this Section 7.06(c) will apply to any claim arising out of or related to Fraud or willful misconduct.

(d) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 7.07 Intentionally Omitted.

Section 7.08 Exclusive Remedy. The parties agree that, excluding the actions grounded in Fraud or willful misconduct, from and after the Closing Date, the indemnities provided in this ARTICLE VII will constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

Section 7.09 Other Actions. Notwithstanding anything to the contrary in this ARTICLE VII, any liabilities arising from a willful and material breach or fraud shall survive the periods set forth in Section 7.01.

ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02:

If to Buyer:	SWK Technologies, Inc., 120 Eagle Rock Avenue East Hanover, NJ 07936 E-mail: mark.meller@swktech.com Attention: Mark Meller, CEO
with a copy to:	Lucosky Brookman LLP 101 Wood Avenue South Woodbridge, NJ 08830 E-mail: srapfogel@lucbro.com Attention: Scott Rapfogel
If to Buyer:	JCS Computer Resource Corporation 778 West Algonquin Road Arlington Heights,IL 60005 E-mail: jennifer.obrien@jcscomputer.com Attention: Jennifer O’Brien, President
with a copy to:	Weisman, Young & Ruemenapp, PC 30100 Telegraph Road, Suite 428 Bingham Farms, Michigan 48025 E-mail: eweiss@wyrpc.com Attention: Eric T. Weiss

Section 8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided that Buyer may, upon written notice to Seller, assign this Agreement in whole or in part to one or more of Affiliates of Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder. Any assignment in contravention of this Section 8.07 shall be null and void.

Section 8.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW JERSEY, IN EACH CASE LOCATED IN THE COUNTY OF MIDDLESEX, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

SWK TECHNOLOGIES, Inc.

By:	/s/ Mark Meller
Name:	Mark Meller
Title:	President and Chief Executive Officer

SELLER:

JCS COMPUTER RESOURCE CORPORATION

By:	/s/ Jennifer O’Brien
Name:	Jennifer O’Brien
Title:	President

Exhibit A

Bill of Sale

Exhibit B

JCS Consulting Agreement

Exhibit C

Assignment and Assumption of Contracts

Exhibit D

Promissory Note